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                                                             Exhibit 99.b.5.a.iv

                      SUPPLEMENTAL TERMS AND CONDITIONS OF
                        THE MANAGEMENT AGREEMENT BETWEEN
                         THE AMERICAN AADVANTAGE FUNDS
                                      AND
                         AMR INVESTMENT SERVICES, INC.

         The following terms and conditions hereby are incorporated into the Management Agreement dated April 3, 1987, as supplemented August 1, 1994 ("Agreement") between American AAdvantage Funds (the "Trust") and AMR Investment Services, Inc. (the "Manager") on behalf of the American AAdvantage Balanced Fund, the American AAdvantage Growth and Income Fund, the American AAdvantage International Equity Fund, the American AAdvantage Limited-Term Income Fund, the American AAdvantage Money Market Fund, the American AAdvantage Municipal money Market Fund, the American AAdvantage U.S. Treasury Money Market Fund and such other portfolios of the Trust as the Trust and the Manager may hereafter agree upon (each a "Fund" and collectively, the "Funds"). To the extent that there is any conflict between the terms of the Agreement and these Supplemental Terms and Conditions ("Supplement"), this Supplement shall govern.

         1. Paragraph 6 of the Management Agreement is hereby amended, in its entirety, by replacing paragraph 6 with the following:

                 6. Compensation of the Manager. In consideration of the Manager's services as specified in this Agreement, the Manager shall receive a fee as specified in the Schedule(s) attached hereto. This fee constitutes the Manager's compensation solely with respect to the investment advisory and portfolio allocation services performed pursuant to Paragraphs 2(B) and 3 of this Agreement. In addition, the Trust agrees to pay the Manager a fee pursuant to the Administrative Services Agreement. To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, no portion of the advisory fee attributable to that Fund as specified in the Schedule(s) attached hereto shall be paid for the period that such Fund's assets are so invested. In addition, the Trust agrees to pay to the Manager an administrative fee pursuant to the Administrative Services Agreement. The Trust and the Manager each acknowledge that this fee represents the Manager's compensation for all services performed under this Agreement other than the investment advisory and portfolio allocation services specified in Paragraphs 2(B) and 3.

         3. Notice is hereby given that the Management Agreement and this Supplement are executed on behalf of the Trustees of the Trust and not individually and that the obligations of the Agreement and Supplement are not binding upon any of the Trustees, officers, or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund to which the Agreement and this Supplement relate.

Dated: August 1, 1995

                                        AMR INVESTMENT SERVICES, INC.

                                        By: /s/ W.F. Quinn
                                           -----------------------------------
                                        Title: President



                                        AMERICAN AADVANTAGE FUNDS

                                        By: /s/ Nancy Eckl
                                           -----------------------------------
                                        Title: Vice President, Treasurer and
                                               Assistant Secretary